NSAR ITEM 77O
October 1, 2003 - March 31, 2004
Van Kampen Small Cap Value Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1          Overnight Corp.   CS First     9,600     0.038%       10/30/03
                                 Boston

    2          Nelnet Inc.       JP Morgan   10,500     0.131%       12/11/03


Underwriters for #1:
Credit Suisse First Boston Corporation
Morgan Stanley
Citigroup
Banc of America Securities LLC
JP Morgan Securities
Merrill Lynch & Co.
Wachovia Bank

Underwriters for #2:
Banc of America Securities LLC
JP Morgan Securities
Credit Suisse First Boston Corporation
Morgan Stanley